Exhibit 10.28

LIMITED LIABILITY COMPANY AGREEMENT

OF

ARES BLUE SUN DEVELOPMENT, LLC

THIS LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) is entered into this      day of January, 2007, by and between ARES CORPORATION, a California corporation (“ARES”), and BLUE SUN BIODIESEL, LLC, a Colorado limited liability company (“Blue Sun”), (each, a “party”, and collectively, the “parties”).

EXPLANATORY STATEMENT

The parties have agreed to form and operate a limited liability company under the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et seq. (the “Act”), in accordance with the terms and subject to the conditions set forth in this Agreement.

NOW, THEREFORE, for good and valuable consideration, the parties, intending legally to be bound, agree as follows:

ARTICLE 1

DEFINITIONS

The following underlined terms shall have the meanings specified in this Article 1. Other terms are defined in the text of this Agreement; and, throughout this Agreement, those terms shall have the meanings respectively ascribed to them.

1.1 “Act” means the Delaware Limited Liability Company Act, 6 Del. C. §18-101 et. seq., as amended from time to time.

1.2 “Adjusted Capital Balance” means, as of any day, an Interest Holder’s total Capital Contributions less all amounts actually distributed to the Interest Holder pursuant to Sections 3.7 and 4.1 hereof. If any Interest is transferred or assigned to a third party in accordance with the terms of this Agreement, the transferee or assignee shall succeed to the Adjusted Capital Balance of the transferor/assignor to the extent the Adjusted Capital Balance relates to the Interest transferred.

1.3 “Affiliate” means, with respect to any Member, any Person: (i) which owns more than 50% of the voting interests in the Member; or (ii) in which the Member owns more than 50% of the voting interests; or (iii) in which more than 50% of the voting interests are owned by a Person who has a relationship with the Member described in clause (i) or (ii) above.

1.4 “Agreement” means this Limited Liability Company Agreement, as amended from time to time.

1.5 “Capital Account” means the account to be maintained by the Company for each Interest Holder in accordance with the following provisions:

1.5.1 an Interest Holder’s Capital Account shall be credited with the Interest Holder’s Capital Contributions, the amount of any Company liabilities assumed by the Interest Holder (or which are secured by Company property distributed to the Interest Holder), the Interest Holder’s distributive share of Profit, and any item in the nature of income or gain specially allocated to the Interest Holder pursuant to the provisions of this Agreement; and

1.5.2 an Interest Holder’s Capital Account shall be debited with the amount of money and the fair market value of any Company property distributed to the Interest Holder, the amount of any liabilities of the Interest Holder assumed by the Company (or which are secured by property contributed by the Interest Holder to the Company), the Interest Holder’s distributive share of Loss, and any item in the nature of expenses or losses specially allocated to the Interest Holder pursuant to the provisions of this Agreement.

1.5.3 If any Interest is transferred pursuant to the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent the Capital Account is attributable to the transferred Interest.

1.6 “Capital Contribution” means the total amount of cash and the fair market value of any other assets or services contributed (or deemed contributed under the Code) to the Company by a Member, net of liabilities assumed or to which the assets are subject. (The fair market value of any services contributed to the Company by a Member shall be determined as described in Section 3.4 of this Agreement.)

1.7 “Capital Proceeds” means the gross receipts received by the Company from a Capital Transaction.

1.8 “Capital Transaction” means any transaction not in the ordinary course of business that results in the Company’s receipt of cash or other consideration other than Capital Contributions, including, without limitation, proceeds of sales or exchanges or other dispositions of property not in the ordinary course of business, financings, refinancings, condemnations, recoveries of damage awards, and insurance proceeds.

1.9 “Cash Flow” means all cash funds derived from operations of the Company (including interest received on reserves), without reduction for any non-cash charges, but less cash funds used to pay current operating expenses and to pay or establish reasonable reserves for future expenses, debt-related payments, reserves and obligations, capital improvements, and replacements, as determined by the Management Committee. Cash Flow includes Capital Proceeds.

1.10 “Certificate of Formation” means the Certificate of Formation of the Company to be filed with the Office of the Secretary of State of Delaware in accordance with the Act.

1.11 “Code” means the Internal Revenue Code of 1986, as amended, or any corresponding provision of any succeeding law.

1.12 “Company” means the limited liability company formed in accordance with the terms of this Agreement and upon the filing of the Certificate of Formation.

1.13 “Facility” means a biodiesel production facility that is constructed, operated and maintained by a limited liability company of which the Company is a member and manager.

1.14 “Facility LLC” means a limited liability company, of which the Company is a member and manager, that constructs, operates and maintains a Facility.

1.15 “Fiscal Year” means (i) any twelve (12) month period commencing January 1 and ending on December 31, or (ii) the period commencing on the immediately preceding January 1 and ending on the date on which all Company assets have been distributed pursuant to Section 7.2 hereof.

1.16 “Interest” means an Interest Holder’s share of the Profits and Losses of, and the right to receive distributions from, the Company.

1.17 “Interest Holder” means any Person who holds an Interest, whether as a Member or an assignee of a Member who has not been admitted to the Company as a Member.

1.18 “Involuntary Withdrawal” means, with respect to either Member, the occurrence of any of the following events:

1.18.1 the Member makes an assignment for the benefit of creditors;

1.18.2 the Member files a voluntary petition of bankruptcy;

1.18.3 the Member is adjudged bankrupt or insolvent or there is entered against the Member an order for relief in any bankruptcy or insolvency proceeding;

1.18.4 the Member files a petition seeking for the Member any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation;

1.18.5 the Member seeks, consents to, or acquiesces in the appointment of a trustee for, receiver for, or liquidator of the Member or of all or any substantial part of the Member’s properties;

1.18.6 the Member files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against the Member in any proceeding described in Subsections 1.18.1 through 1.18.5 above;

1.18.7 one hundred twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation if the proceeding has not been dismissed, or ninety (90) days after the appointment of a trustee, receiver, or liquidator for the Member or all or any substantial part of the Member’s properties without the Member’s agreement or acquiescence, which appointment is not vacated or stayed, or if the appointment is stayed, ninety (90) days after the expiration of the stay during which period the appointment is not vacated;

1.18.8 if the Member is a partnership or limited liability company, the dissolution and commencement of winding up of the partnership or limited liability company; or

1.18.9 if the Member is a corporation, the dissolution of the corporation or the revocation of its charter.

1.19 “Major Decisions” means any decision to act or not to act and that relates to the following:

1.19.1 selling, assigning, transferring, exchanging, granting leasehold estates in, or otherwise disposing of all or substantially all of the Company’s assets;

1.19.2 issuing any Interest of Membership Rights;

1.19.3 merging with or acquiring any assets or interest in the business of another person or entity;

1.19.4 liquidating, dissolving, winding up the business affairs of the Company;

1.19.5 voluntarily filing for bankruptcy of the Company;

1.19.6 making, executing, or delivering on behalf of the Company any guarantee, including, without limitation, a guarantee of the obligations of any Person all of the voting interests of which are owned by the Company;

1.19.7 making, executing, or delivering on behalf of the Company any agreement with a Member or any Affiliate of a Member, or any member, shareholder, officer or director of a Member or any Affiliate of a Member, including, but not limited to, any agreements between the Company and ARES, and between the Company and Blue Sun;

1.19.8 removal of a Management Committee member other than by the Member that appointed the Management Committee member to be removed, provided that, the consent of the Management Committee member to be removed shall not be required;

1.19.9 making any capital call for purposes other than to fund the acquisition and construction of a Facility; and

1.19.10 amending the Company’s Certificate of Formation or this Agreement.

1.20 “Management Committee” is the management body of the Company designated as such in Section 5.1 of this Agreement.

1.21 “Member” means each Person signing this Agreement and any Person who subsequently is admitted as a member of the Company in accordance with the terms of this Agreement.

1.22 “Membership Rights” means all of the rights of a Member in the Company, including a Member’s: (i) Interest; (ii) right to inspect the Company’s books and records; and (iii) right to participate in the management of and vote on matters coming before the Members of the Company.

1.23 “Negative Capital Account” means a Capital Account with a balance of less than zero.

1.24 “Percentage” means, as to a Member, the percentage set forth after the Member’s name on Exhibit A to the Agreement, as amended from time to time, and as to an Interest Holder who is not a Member, the Percentage of the Member’s Interest that has been acquired by such Interest Holder, to the extent the Interest Holder has succeeded to that Member’s Interest.

1.25 “Person” means and includes an individual, corporation, partnership, association, limited liability company, trust, estate, or other entity.

1.26 “Positive Capital Account” means a Capital Account with a balance greater than zero.

1.27 “Prime Rate” means the prime rate published in The Wall Street Journal on the first business day of the month of the date of this Agreement, and shall be adjusted annually on the anniversary of this Agreement to be equal to the Prime Rate effective on the first business day of the month in which the anniversary of this Agreement falls. If the Prime Rate is expressed in The Wall Street Journal in a range, the Prime Rate for purposes of this note shall be the higher rate in such publication. If The Wall Street Journal is no longer published or ceases publishing a prime rate, then the Prime Rate shall be the rate quoted by Wells Fargo Bank, N.A., as its prime rate.

1.28 “Regulation” means the income tax regulations, including any temporary regulations, from time to time promulgated under the Code.

1.29 “Transfer” means, when used as a noun, any voluntary sale, hypothecation, pledge, assignment, attachment, or other transfer, and, when used as a verb, means voluntarily to sell, hypothecate, pledge, assign, or otherwise transfer.

1.30 “Voluntary Withdrawal” means a Member’s dissociation with the Company by means other than by a Transfer in compliance with this Agreement or an Involuntary Withdrawal.

ARTICLE 2

ORGANIZATION

2.1 Organization. The parties hereby organize a limited liability company pursuant to the Act and the provisions of this Agreement and, for that purpose, shall cause a Certificate of Formation to be executed and filed with the Office of the Secretary of State of the State of Delaware.

2.2 Name of the Company. The name of the Company shall be “ARES BLUE SUN DEVELOPMENT, LLC”. The Company may do business under that name and under any other name or names which the Management Committee selects in its sole discretion. If the Company does business under a name other than that set forth in its Certificate of Formation, then the Company shall file a trade name certificate or fictitious name certificate as required by applicable law.

2.3 Purpose. The Company is organized solely to participate in the construction and operation of biodiesel production facilities and to improve, develop and license technology for biodiesel and glycerin production and to do any and all things necessary, convenient, or incidental to those purposes.

2.4 Term. The term of the Company shall begin upon the filing of the Certificate of Formation with the Office of the Secretary of State of Delaware and shall continue perpetually, until its existence is terminated pursuant to Article 7 of this Agreement.

2.5 Registered Agent. The name and address of the Company’s registered agent in the State of Delaware shall be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle, Delaware 19801-1120.

2.6 Members. The name, present mailing address, taxpayer identification number, and Percentage of each Member are set forth on Exhibit A hereto.

ARTICLE 3

CAPITAL

3.1 Initial Contributions. Upon the execution of this Agreement, each Member shall contribute to the Company $5,034,000 (representing equity and cash collateral for a loan to construct a Facility in Clovis, New Mexico), which shall be payable (a) in cash by Blue Sun, and (b) in engineering and construction management services rendered or to be rendered by ARES (“ARES Services”) pursuant to a Professional Services Agreement among ARES, the Company, and Clovis Biodiesel, LLC, as described in Section 3.4 (which shall be executed and delivered upon the execution and delivery of this Agreement), in expenses incurred on behalf of the Company before the execution and delivery of this Agreement, and in cash. The estimated value of the ARES Services contributed and expenses incurred pursuant to this Section 3.1 (the “Initial ARES Services Contribution”) is set forth in Exhibit A. The Initial ARES Services Contribution shall be evaluated and conclusively determined promptly after the Facility in Clovis, New Mexico, is placed in service. The date when the Initial ARES Services Contribution is conclusively determined is referred to as the “Reconciliation Date”. If, on the Reconciliation Date, the sum of the cash contributed by ARES and the Initial ARES Services Contribution exceeds Blue Sun’s aggregate capital contributions, such difference shall immediately be paid by the Company to ARES in cash. If, on the Reconciliation Date, Blue Sun’s aggregate capital contributions exceed the sum of the Initial ARES Services Contribution plus ARES’ aggregate cash capital contributions, ARES shall immediately contribute such difference in cash.

3.2 Additional Capital Contributions Unrelated to the Facility in Clovis, New Mexico. If the Management Committee at any time or from time to time determines that the Company requires additional Capital Contributions, for purposes other than to fund acquisition and construction of the Facility in Clovis, New Mexico, including, without limitation, to supply cash collateral for the Company or a Facility LLC, then the Management Committee shall give notice to each Member of (i) the total amount of additional Capital Contribution required, (ii) the reason the additional Capital Contribution is required, (iii) each Member’s proportionate share of the total additional Capital Contribution (determined in accordance with this Section), and (iv) the date each Member’s additional Capital Contribution is due and payable, which date shall be not less than thirty (30) days after the notice has been given. A Member’s share of the total additional Capital Contribution required pursuant to this Section 3.2 shall be equal to the product obtained by multiplying the Member’s Percentage by the total additional Capital Contribution required. A Member’s share shall be payable in cash, or, with respect to ARES, in whole or in part, in the form of ARES Services, and with respect to Blue Sun, in whole or in part, in the form of services provided by Blue Sun (“Blue Sun Services”) (if the ARES or Blue Sun Services, as the case may be, are approved by the Management Committee) pursuant to Section 3.4.

3.3 Additional Capital Contributions for the Facility in Clovis, New Mexico. If the Management Committee at any time or from time to time determines that the Company requires additional Capital Contributions to fund acquisition and construction of the Facility in Clovis, New Mexico, then the Management Committee shall give notice to each Member of (i) the total amount of additional Capital Contribution required, (ii) the reason the additional Capital Contribution is required, (iii) each Member’s proportionate share of the total additional Capital Contribution (determined in accordance with this Section), and (iv) the date each Member’s additional Capital Contribution is due and payable, which date shall be not less than thirty (30) days after the notice has been given. A Member’s share of the total additional Capital Contribution required pursuant to this Section 3.3 shall be equal to the product obtained by multiplying the Member’s Percentage by the total additional Capital Contribution required. Blue Sun’s share shall be payable in cash. ARES may, in its sole discretion, elect to pay its share in cash, or, in whole or in part, in the form of ARES Services.

3.4 Contribution of Services. If, pursuant to Section 3.2 or 3.3, ARES elects to contribute ARES Services to the Company, or if, pursuant to Section 3.2, Blue Sun elects to contribute Blue Sun Services to the Company, then on or before the date the Capital Contribution is required, such party shall enter into a written agreement with the Company, or with the applicable Facility LLC (or the Company and the applicable Facility LLC), to provide such services. In the case of ARES, such agreement shall be in the form of Exhibit B-1 attached to this Agreement, and in the case of Blue Sun, such agreement shall in the form of Exhibit B-2 attached to this Agreement (in either case, a “Professional Services Agreement”). If either ARES Services or Blue Sun Services are contributed, the appropriate Professional Services Agreement shall contain a rate schedule to be used to determine the amount of the Capital Contribution. In the case of ARES Services, any such rate schedule shall reflect ARES’ normal commercial billing rates in effect when the ARES Services are provided. In the case of Blue Sun Services, such rate schedule shall be based upon the fair market value rates for Blue Sun Services to be determined by the Management Committee and Blue Sun and reflected in the appropriate Professional Services Agreement.

3.5 No Additional Capital Contributions Required. Except as provided in Sections 3.1 through 3.3, no Member shall be required to contribute any additional capital to the Company, and no Member shall have any personal liability for any obligation of the Company except as otherwise provided in the Act or this Agreement. However, if the Management Committee fails to call for an additional Capital Contribution, and such failure would result in a default by the Company or any Facility LLC under any contract, security instrument, or other agreement to which the Company or any Facility LLC is a party, then either Member may elect to cure such default on behalf of the Company, and the amounts so advanced shall be treated as a loan to the Company, shall bear interest at the Prime Rate plus two percent (2%) per year, and all principal and accrued interest of which shall be paid before any further distributions of Cash Flow are made to the Members, pursuant to Section 4.1.

3.6 Failure to Pay Additional Capital Contribution Unrelated to a New Facility. If a Member fails to make when due all or any portion of any additional Capital Contribution requested by the Management Committee for purposes unrelated to acquisition or construction of a new Facility, the Management Committee shall request the non-defaulting Member to make the unpaid amount of the defaulting Member’s Capital Contribution (the “Unpaid Contribution”). Whether or not the Unpaid Contribution is contributed by the other Member, the defaulting Member’s Percentage shall be reduced and the Percentage of the other Member shall be increased, so that each Member’s Percentage is equal to a fraction, the numerator of which is that Member’s total Capital Contribution and the denominator of which is the total Capital Contributions of both Members. This remedy is in addition to any other remedies allowed by law or by this Agreement.

3.7 Failure to Pay Additional Capital Contribution Related to a New Facility. If a Member fails to make a required Capital Contribution requested by the Management Committee to fund the acquisition or construction of a new Facility, then the non-defaulting Member may, in addition to any other remedies allowed by law or by this Agreement, elect one or more of the following remedies:

3.7.1 the non-defaulting Member may advance the necessary funds, which advance shall be treated as a loan by the non-defaulting Member to the defaulting Member bearing interest at the Prime Rate plus two percent (2%) and secured by the defaulting Member’s Interest. In such event, the non-defaulting Member shall be entitled to receive all distributions from the Company until such time as the non-defaulting Member receives from the defaulting Member, or the defaulting Member’s share of distributions, the additional Capital Contribution plus a cumulative return equal to the Prime Rate plus two percent (2%);

3.7.2 all Cash Flow attributable to the Facility shall be distributed to the Members in proportion to the Members’ Capital Contributions for that Facility rather than in proportion to the Members’ Percentages;

3.7.3 the non-defaulting Member shall be entitled to receive all distributions from the Company until such time as the non-defaulting Member receives the non-defaulting Member’s additional Capital Contribution plus a cumulative return equal to the Prime Rate plus two percent (2%); and

3.7.4 the defaulting Member and its representatives on the Management Committee may not participate in the management of the new Facility for which it has failed to make its additional Capital Contribution.

3.8 No Interest on Capital Contributions. Interest Holders shall not be paid interest on their Capital Contributions.

3.9 Form of Return of Capital. If an Interest Holder is entitled to receive a return of its Capital Contribution, the Company may distribute cash, notes, property, or a combination thereof (as determined by the Management Committee) to the Interest Holder in return of the Capital Contribution. Notwithstanding the foregoing, no Member shall have the right to receive a return of its Capital Contribution in any form other than cash.

3.10 Loans. The Management Committee may, at any time, cause a loan to be made to the Company in any amount and on those terms upon which a lender and the Management Committee shall agree.

3.11 Guarantees.

3.11.1 From time to time, it is expected that each Member will execute guarantees in favor of financial institutions or other lenders (each, a “Lender”) to induce Lenders to make available funds to the Company or a Facility LLC (a “Guarantee”).

3.11.2 If either Member (the “Obligor”) receives notice of a claim made by a Lender pursuant to such Member’s Guarantee (a “Claim”), the Obligor shall promptly, but in any event within ten (10) days after receipt of such notice, deliver written notice of such claim to the other Member.

3.11.3 If an Obligor makes a payment to a Lender with respect to a Claim and such payment is greater than such Obligor’s Percentage of such Claim (calculated by multiplying the total dollar amount of the Claim has been made by the Obligor’s Percentage (the “Obligor Required Share”), then the other Member shall contribute to the Obligor an amount equal to the difference between (i) the product obtained by multiplying (A) the other Member’s Percentage by (B) such Claim, and (ii) any payments the other Member has made to the Lender with respect to such Claim.

3.11.4 The Members’ obligations set forth in this Section shall survive the termination of this Agreement and the dissolution of the Company.

ARTICLE 4

DISTRIBUTION AND ALLOCATION PROVISIONS

4.1 Cash Flow. Cash Flow for each taxable year of the Company shall be distributed to the Interest Holders, in proportion to their Percentages, no later than seventy-five (75) days after the end of the taxable year, in the following order of priority:

4.1.1 First, all Cash Flow subject to Section 3.7.2 shall be distributed pursuant to Section 3.7.2.

4.1.2 Second, all remaining Cash Flow shall be distributed to the Interest Holders in proportion to their Percentages.

4.2 Allocations of Profits and Losses for Income Tax Purposes. The allocations of Profits and Losses for Federal Income Tax purposes is set forth in Exhibit C attached hereto.

4.3 General.

4.3.1 Except as otherwise provided in this Agreement, the timing and amount of all distributions shall be determined by the Management Committee.

4.3.2 If any assets of the Company are distributed in kind to the Interest Holders, those assets shall be valued on the basis of their fair market value. Unless the Management Committee otherwise agrees, the fair market value of the assets shall be determined by an independent appraiser who shall be selected by the Management Committee. The Profit or Loss for each unsold asset shall be determined as if the asset had been sold at its fair market value, and the Profit or Loss shall be allocated as provided in Section 4.2 and shall be properly credited or charged to the Capital Accounts of the Interest Holders prior to the distribution of the assets in liquidation pursuant to Sections 4.1 and 7.2.

4.3.3 All Profit and Loss shall be allocated, and all distributions shall be made to the Persons shown on the records of the Company to have been Interest Holders as of the last day of the taxable year for which the allocation or distribution is to be made. Notwithstanding the foregoing, if there is a Transfer or an Involuntary Withdrawal during the taxable year, the Profit and Loss shall be allocated between the original Interest Holder and the successor on the basis of the number of days each was an Interest Holder during the taxable year; provided, however, the Company’s taxable year shall be segregated into two or more segments in order to account for Profit, Loss or proceeds attributable to a Capital Transaction or to any other extraordinary non-recurring items of the Company.

4.3.4 The Management Committee is hereby authorized, upon the advice of the Company’s tax counsel, to amend this Article 4 and Exhibit C to comply with the Code.

ARTICLE 5

MANAGEMENT

5.1 Management and Management Committee.

5.1.1 The business and affairs of the Company shall be managed under the direction and control of a management committee (the “Management Committee”), which shall consist of four (4) Persons, selected as follows:

5.1.1.1 two (2) members selected by ARES; and

5.1.1.2 two (2) members selected by Blue Sun.

5.1.2 All powers of the Company shall be exercised by or under the authority of the Management Committee. Decisions of the Management Committee within its scope of authority shall be binding upon the Company and each Member. Unless authorized by the Management Committee, no individual member of the Management Committee shall have the power or authority to bind the Company in any way, to pledge its credit, or to render it liable for any purpose.

5.1.3 Meetings of the Management Committee shall be held at the principal place of business of the Company or at any other place that a majority of the members of the Management Committee determine. In the alternative, meetings may be held by conference telephone, provided that each member of the Management Committee can hear the others. The presence of at least three (3) of the members of the Management Committee shall constitute a quorum for the transaction of business. Meetings shall be held once each month or otherwise in accordance with a schedule established by the Management Committee. In addition, any member of the Management Committee may convene an ad-hoc Management Committee meeting, which shall take place at the principal executive office of the Member who did not appoint the Management Committee member that called the ad-hoc meeting, upon at least five (5) business days’ prior written notice to the other. The Management Committee also may make decisions, without holding a meeting, by written consent of a majority of the members of the Management Committee. Minutes of each meeting and a record of each decision shall be kept by the designee of the Management Committee and shall be given to the Members promptly after the meeting.

5.1.4 Major Decisions of the Management Committee shall require the unanimous consent of the Management Committee. Except as set forth in Section 5.2 (Removal of Management Committee Member), all other decisions of the Management Committee shall require the approval of at least three (3) of its members.

5.1.5 Except as otherwise agreed by the Members, the members of the Management Committee shall serve without compensation from the Company.

5.1.6 The Management Committee shall, as soon as practicable, appoint an individual to supervise the day-to-day operations of the Company and such person shall be designated as President. The President shall be the chief executive officer of the Company. The President shall be subject to the general supervision and control of the Management Committee and shall carry out the policy decisions made by the members of the Management Committee. At each regular meeting of the Management Committee (and, when requested by any member thereof, at any special meeting of the Management Committee), the President shall be present and shall report to the Management Committee on the operations of the Company or any other matters as any member of the Management Committee may request. The Management Committee may appoint additional officers of the Company, may alter the powers and duties of the President, and shall establish the powers and duties of all other officers.

5.1.7 At the direction of the Management Committee, the President shall have the full power to execute, for and on behalf of the Company, any and all documents and instruments which may be necessary to carry on the business of the Company, including, without limitation, any and all deeds, contracts, leases, mortgages, deeds of trust, promissory notes, guarantees, security agreements, and financing statements pertaining to the Company’s assets or obligations.

5.2 Removal of Management Committee Member. A Management Committee member may be removed as follows:

5.2.1 Either Member may at any time, without advance notice to the other Member and in its sole and absolute discretion, remove either of the Management Committee members it appointed.

5.2.2 Any Management Committee member may be removed with the consent of both of the Members or the unanimous consent of the other three (3) members of the Management Committee.

5.3 Vacancy. A vacancy on the Management Committee shall be filled in accordance with Section 5.1.1.

5.4 Personal Services. No Member shall be required to perform services for the Company solely by virtue of being a Member. Unless approved by the Management Committee, no Member shall be entitled to compensation for services performed for the Company. However, upon substantiation of the amount and purpose thereof, the Members shall be entitled to reimbursement for expenses reasonably incurred in connection with the activities of the Company.

5.5 Duties of Parties.

5.5.1 The members of the Management Committee shall devote such time to the business and affairs of the Company as is necessary to carry out the Management Committee’s duties set forth in this Agreement.

5.5.2 Subject to Section 5.5.3, nothing in this Agreement shall be deemed to restrict in any way the rights of any member of the Management Committee, any Member, or of any Affiliate of a member of the Management Committee or any Member, to conduct any other business or activity whatsoever, so long as that business or activity does not compete with the Company’s business, and neither any member of the Management Committee nor any Member shall be accountable to the Company, Management Committee, or any Member with respect to that business or activity. Subject to Section 5.5.3, the organization of the Company shall be without prejudice to their respective rights (or the rights of their respective Affiliates) to maintain, expand, or diversify such other interests and activities and to receive and enjoy profits or compensation therefrom. Subject to Section 5.5.3, each Member waives any rights the Member might otherwise have to share or participate in such other interests or activities of the members of the Management Committee, any other Member or any Affiliate of a member of the Management Committee.

5.5.3 If the Company, any Affiliate of the Company, any Affiliate of Blue Sun, or any other entity in which Blue Sun has a direct or indirect ownership interest (other than an entity whose equity securities are publicly traded in which Blue Sun has less than a 7.5% ownership interest, or an interest arising from an investment by a qualified retirement) (a “Blue Sun Affiliate”), desires or requires engineering and/or construction management services in connection with a biodiesel production facility and ARES is qualified to provide such services, then such Blue Sun Affiliate shall first offer ARES, in writing, the opportunity to provide such services. Such offer shall describe in reasonable detail the services to be provided and the sum payable by such Blue Sun Affiliate for such services. If ARES fails to accept such offer within thirty (30) days after such offer is given, then such Blue Sun Affiliate may enter into an agreement with any other party to provide such services at a price and on terms not more favorable to such contracting party than those offered to ARES, provided that if such agreement is not entered into within ninety (90) days after the expiration of the thirty (30) day period referred to above, then such Blue Sun Affiliate cannot contract with any other party to obtain such services without first offering ARES the opportunity to provide them as described in this Section.

5.5.4 Each Member understands and acknowledges that the conduct of the Company’s business may involve business dealings and undertakings with Members and their Affiliates. In any of those cases, those dealings and undertakings shall be at arm’s length and on commercially reasonable terms, as determined by the Management Committee.

5.6 Liability and Indemnification.

5.6.1 No member of the Management Committee shall be liable, responsible, or accountable, in damages or otherwise, to any Member or to the Company for any act performed by such member within the scope of the authority conferred on the Management Committee by this Agreement, except for fraud, gross negligence, willful misconduct or an intentional breach of this Agreement.

5.6.2 The Company shall indemnify each member of the Management Committee for any act performed by such member within the scope of the authority conferred on such member of the Management Committee by this Agreement, except for fraud, gross negligence, willful misconduct or an intentional breach of this Agreement.

5.7 Access to Information. Upon reasonable demand and for any purpose reasonably related to the Member’s interest as a Member, each Member, at the principal offices of the Company, may inspect and copy (1) a current list of the names and last known business, residence or mailing address of each Member and Management Committee member; (2) true and full information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each became a Member; (3) a copy of the Certificate of Formation, this Agreement, and any amendments thereto; and (4) all other information regarding the affairs of the Company as is just and reasonable. Each Member shall reimburse the Company for all costs and expenses incurred by the Company in connection with the Member’s inspection and copying of the Company’s books and records.

ARTICLE 6

TRANSFER AND BUY-SELL PROVISIONS

6.1 Transfers.

6.1.1 Subject to the provisions of this Article 6, an Interest Holder at any time and from time to time may transfer all or any portion of the Interest Holder’s Interest. The

Transfer of all or a portion of an Interest does not entitle the transferee to become a Member or to exercise any rights of a Member. The transferee shall be entitled to receive, to the extent transferred, only the distributions to which the transferor would be entitled; and the transferee shall not be admitted as a Member unless the Members unanimously consent.

6.1.2 No Person may Transfer all or any portion of or any interest or rights in the Person’s Membership Rights or Interest unless the following conditions (“Conditions of Transfer”) are satisfied:

6.1.2.1 the Transfer will not require registration of Interests or Membership Rights under any federal or state securities laws;

6.1.2.2 The transferee delivers to the Company a written instrument agreeing to be bound by the terms of Article 6 of this Agreement;

6.1.2.3 the Transfer will not result in the termination of the Company pursuant to Code Section 708;

6.1.2.4 the Transfer will not result in the Company being subject to the Investment Company Act of 1940, as amended;

6.1.2.5 the transferor or the transferee delivers the following information to the Company: (i) the transferee’s taxpayer identification number; and (ii) the transferee’s initial tax basis in the Transferred Interest;

6.1.2.6 the transferor complies with the procedures set forth in Section 6.2; and

6.1.2.7 the Transfer will not result in the Company being taxed as a corporation for purposes of federal or state income tax purposes.

6.1.3 If the Conditions of Transfer are satisfied, then, subject to the other provisions of this Article 6, a Member or Interest Holder may Transfer all or any portion of that Person’s Interest. The Transfer of an Interest pursuant to this Section 6.1 shall not result, however, in the Transfer of any of the transferor’s other Membership Rights, if any, and the transferee of the Interest shall have no right to: (i) become a Member; (ii) exercise any Membership Rights other than those specifically pertaining to the ownership of an Interest; or (iii) act as an agent of the Company.

6.1.4 Each Member hereby acknowledges the reasonableness of the prohibition contained in this Section 6.1 in view of the purposes of the Company and the relationship of the Members. The Transfer of any Membership Rights or Interests in violation of the prohibition contained in this Section 6.1 shall be deemed invalid, null, and void, and of no force or effect. Any Person to whom Membership Rights are attempted to be transferred in violation of this Section shall not be entitled to vote on matters coming before the Members, participate in the management of the Company, receive distributions from the Company, or have any other rights in or with respect to the Membership Rights.

6.2 Right of First Refusal.

6.2.1 If a Member (individually, a “Transferor”) receives a bona fide written offer (the “Transferee Offer”) from any other Person (a “Transferee”) to purchase all or any portion of or any interest or rights in the Transferor’s Membership Rights (the “Transferor Interest”), then, prior to any Transfer of the Transferor Interest, the Transferor shall give the Company and the other Member written notice (the “Transfer Notice”) containing each of the following:

6.2.1.1 the Transferee’s identity;

6.2.1.2 a true and complete copy of the Transferee Offer; and

6.2.1.3 the Transferor’s offer (the “Transferor’s Offer”) to sell the Transferor Interest to the other Member for a total price equal to the price (denominated and payable in United States dollars) set forth in the Transferee Offer (the “Transfer Purchase Price”), which shall be payable on the terms of payment set forth in the Transferee Offer.

6.2.2 The Transferor’s Offer shall be and remain irrevocable for a period (the “Offer Period”) ending at 11:59 P.M. local time at the Company’s principal office, on the thirtieth (30th) day following the date the Transfer Notice is given to the other Member. At any time during the Offer Period, the other Member may accept the Transferor’s Offer by notifying the Transferor in writing that the other Member intends to purchase all, but not less than all, of the Transferor Interest.

6.2.3 If the other Member accepts the Transferor’s Offer, the Transfer Purchase Price shall be paid in accordance with the payment terms set forth in the Transferee Offer.

6.2.4 If the other Member does not accept the Transferor’s Offer (within the time and in the manner specified in this Section), then the Transferor shall be free for a period (the “Free Transfer Period”) of thirty (30) days after the expiration of the Offer Period to Transfer the Transferor Interest to the Transferee, for the same or greater price and on the same terms and conditions as set forth in the Transfer Notice. The Transfer shall be subject, however, to the Conditions of Transfer. If the Transferor does not Transfer the Transferor Interest within the Free Transfer Period, the Transferor’s right to Transfer the Transferor Interest pursuant to this Section shall cease and terminate.

6.2.5 Any Transfer by the Transferor after the last day of the Free Transfer Period or without strict compliance with the terms, provisions, and conditions of this Section and the other terms, provisions, and conditions of this Agreement, shall be null and void and of no force or effect.

6.3 Transfers to Affiliates. Notwithstanding anything set forth in this Agreement to the contrary, but provided that the Conditions of Transfer are satisfied, any Member may at any time, and from time to time, Transfer all, or any portion of, or any interest or rights in, the Member’s Interest or Membership Rights to (i) any other Member; (ii) any Affiliate of the Member; or (iii) the Company.

6.4 Reciprocal Purchase Rights.

6.4.1 If a deadlock occurs with respect to any vote required on any matter under this Agreement, including, but not limited to, a decision of the Management Committee, and that deadlock cannot be resolved pursuant to Section 9.5, or if a Dispute, as defined in Section 9.6, occurs and cannot be resolved pursuant to Section 9.6, then a Member, sometimes hereinafter referred to as “Offeror,” may present a written offer (the “Offer”) to the other Member (the “Offeree Member”) to (at the option of the Offeree Member) either (a) buy all of the Offeree Member’s Membership Rights, or (b) sell all of the Offeror’s Membership Rights to the Offeree Member, at a price payable in cash. The Offeree Member then shall have one hundred twenty (120) days after its receipt of the Offer to elect, by written notice to the Offeror, to either sell its Membership Rights to the Offeror or to purchase all of Offeror’s Membership Rights, at the price and upon the terms set forth in the Offer. If the Offeree Member does not give such written notice within such one hundred twenty (120) day period, then the Offeror shall notify the Offeree Member, in writing, that if the Offeree Member does not make its election within ten (10) days, then Offeror may elect to either sell its Membership Rights to the Offeree Member (which in the event of such election shall purchase such Membership Rights) or to purchase all of the Membership Rights of the Offeree Member (which in the event of such election shall sell such Membership Rights) at such price and upon such terms.

6.4.2 If a sale pursuant to the preceding provisions of this Section 6.4 occurs, the closing shall take place at the office of the Company within twenty (20) business days following the last written notice delivered pursuant to Section 6.4.1, unless the parties otherwise agree. The buyer shall pay the purchase price to the seller in wired federal funds or a cashier’s or certified bank check. The buyer shall execute and deliver to the seller a document (in form and substance reasonably satisfactory to the seller) indemnifying the seller from and against any and all liabilities and obligations of the seller with respect to debts of the Company. The seller and buyer shall cause any loans made by the seller to the Company, or by the Company to the seller, together with interest accrued thereon, to be repaid at or before the closing of the purchase and sale. On due performance by the buyer, the seller shall execute and deliver all deeds, assignments, and other instruments as may be reasonably required to vest in the buyer the seller’s entire Membership Rights, free and clear of all liens and encumbrances.

6.5 Voluntary Withdrawal. No Member shall have the right or power to effect a voluntary withdrawal from the Company, except as otherwise provided by this Agreement. Any Member who effectuates a Voluntary Withdrawal in violation of this agreement shall not be entitled to receive the fair value of the Member’s Interest as of the date of the Voluntary Withdrawal as otherwise provided in Section 18-604 of the Act.

6.6 Buy-out in Event of Involuntary Withdrawal.

6.6.1 If a Member elects to continue the Company after the Involuntary Withdrawal of the other Member (the “Withdrawn Member”), the Member other than the Withdrawn Member (“Remaining Member”) shall have the option (the “Involuntary Withdrawal Option”) to purchase from the Withdrawn Member all of the Membership Rights owned of record and beneficially by the Withdrawn Member (the “Withdrawal Interest”) for a price equal to the Withdrawn Member’s Percentage times the Book Value, as defined in Section 6.7 (the

“Withdrawal Purchase Price”). Such option shall be exercisable by delivery of written notice of exercise within one hundred twenty (120) days after the Remaining Member receives actual notice of the Involuntary Withdrawal of the Withdrawn Member.

6.6.2 If the Remaining Member exercises the Involuntary Withdrawal Option, it shall fix a closing date (the “Withdrawal Closing Date”) for the purchase by written notice addressed to the Withdrawn Member. The Withdrawal Closing Date shall not be later than thirty (30) days after the Remaining Member delivered the notice of the exercise of the Involuntary Withdrawal Option.

6.6.3 If the Remaining Member exercises the Involuntary Withdrawal Option, the Withdrawal Purchase Price shall be paid in cash on the Withdrawal Closing Date, unless the Remaining Member elects prior to or on the Withdrawal Closing Date to pay the Withdrawal Purchase Price in installments pursuant to Section 6.6.4. Simultaneously with the payment of the Withdrawal Purchase Price, the Withdrawn Member shall execute and deliver to the Remaining Member those assignments and other instruments as may be reasonably required to vest in the Remaining Member all right, title, and interest in and to the Withdrawal Interest, free and clear of all liens and encumbrances.

6.6.4 If the Remaining Member (the “Purchaser”) elects to pay the Withdrawal Purchase Price (the “Indebtedness”) on an installment basis, the Purchaser shall pay the Withdrawn Member not less than ten percent (10%) of the Indebtedness in cash (by wired funds or a cashier’s check) and shall pay the balance of the Indebtedness in sixty (60) consecutive monthly payments each in an amount sufficient to amortize all principal and interest in equal monthly payments over the then-remaining term at the then-applicable interest rate. Interest will be charged on the outstanding principal balance at the Prime Rate plus two percent (2%), adjusted annually. The unpaid balance of the Indebtedness shall be evidenced by a negotiable promissory note, which shall be secured by a pledge of the Withdrawal Interest purchased, which shall be held by an independent escrow agent. The note shall provide that if a default occurs which is not cured within ten (10) days after written notice, all principal and accrued interest shall become immediately due and payable at the option of the holder, and such promissory note shall provide for an award of attorneys’ fees and other costs of collection in the event of a default. The Purchaser may prepay the note in whole or in part at any time or from time to time without penalty.

6.7 Book Value.

6.7.1 The term “Book Value” means the book value, computed in accordance with generally accepted accounting principles, of the equity of the Company as of the end of the last full taxable year immediately preceding the year in which the event giving rise to the purchase and sale of the Membership Rights or Interest occurred (the “Book Value”). Notwithstanding anything contained in this Agreement or accounting principles to the contrary, the computation of Book Value shall be subject to the following provisions:

6.7.1.1 No additional allowance of any kind shall be made for the goodwill, trade names, or any other intangible asset or assets (the “Intangible Assets”) of the Company or any of its affiliates other than the aggregate dollar amount for any of those Intangible Assets appearing on the most recent balance sheet of the Company prior to the date on which Book Value is to be determined.

6.7.1.2 Reserves for contingent liabilities shall not be treated as a liability for purposes of determining Book Value.

6.7.1.3 No adjustment shall be made to Book Value as a result of any event occurring subsequent to the date as of which Book Value is to be determined.

6.7.1.4 Anything contained in this Agreement to the contrary notwithstanding, Book Value shall be calculated for the purposes of this Agreement on an accrual basis even if the Company shall have used different accounting principles for that or any prior period.

6.7.2 Book Value shall be determined by the accountants regularly employed by the Company. The determination of the accountants shall, for the purposes of this Agreement, be binding and conclusive upon all parties.

ARTICLE 7

DISSOLUTION

7.1 Events of Dissolution. The Company shall be dissolved upon the happening of any of the following events:

7.1.1 upon the unanimous written agreement of the Members;

7.1.2 if after the Involuntary Withdrawal of one Member, the remaining Member does not elect to continue the Company;

7.1.3 the sale of all or substantially all of the assets of the Company; or

7.1.4 the entry of a decree of judicial dissolution under 6 Del. C. § 18-802.

7.2 Procedure for Winding Up. If the Company is dissolved, the Management Committee shall wind up its affairs. If there shall be no Management Committee, the Members shall elect a Person to wind up the affairs of the Company. On winding up of the Company, the assets of the Company shall be distributed, first, to creditors of the Company, including Interest Holders who are creditors, in satisfaction of the liabilities of the Company, and then to the Interest Holders as provided in Section 4.1.

7.3 Filing of Certificate of Cancellation. Upon completing of the winding up of the affairs of the Company, the Management Committee shall promptly file a Certificate of Cancellation with the Delaware Secretary of State. If the Management Committee has caused the dissolution of the Company, whether voluntarily or involuntarily, then a person selected by a majority vote of the Members to wind up the affairs of the Company shall file the Certificate of Cancellation.

ARTICLE 8

BOOKS, RECORDS AND ACCOUNTING

8.1 Bank Accounts. All funds of the Company shall be deposited in a bank account or accounts opened in the Company’s name. The Management Committee shall determine the institution or institutions at which the accounts will be opened and maintained, the types of accounts, and the Persons who will have authority with respect to the accounts and the funds therein.

8.2 Tax Matters Member. ARES shall be the Company’s tax matters member (“Tax Matters Member”). The Tax Matters Member shall have all powers and responsibilities provided in Code Section 6221, et seq. The Tax Matters Member shall keep the other Member informed of all notices from government taxing authorities which may come to the attention of the Tax Matters Member. The Company shall pay and be responsible for all reasonable third party costs and expenses incurred by the Tax Matters Member in performing those duties. A Member shall be responsible for any costs incurred by the Member with respect to any tax audit or tax-related administrative or judicial proceeding against such Member, even though it relates to the Company. The Tax Matters Member shall not compromise any dispute with the Internal Revenue Service without the approval of the other Member.

8.3 Tax Elections. The Management Committee shall have the authority to make all Company elections permitted under the Code, including, without limitation, elections of methods of depreciation and elections under Code Section 754. The decision to make or not make an election shall be at the Management Committee’s sole and absolute discretion, subject only to its obligation to act in the best interest of the Company and the Members.

8.4 Books and Records.

8.4.1 The Management Committee shall keep or cause to be kept complete and accurate books and records of the Company and supporting documentation of the transactions with respect to the conduct of the Company’s business. The records shall include, but not be limited to, complete and accurate information regarding the state of the business and financial condition of the Company, a copy of the Certificate of Formation and this Limited Liability Company Agreement and all amendments to the Certificate of Formation and this Limited Liability Company Agreement; a current list of the names and last known business, residence, or mailing addresses of all Members; and the Company’s federal, state, and local tax returns.

8.4.2 The books and records shall be maintained in accordance with generally accepted accounting practices and shall be available at the Company’s principal office for examination by any Member or the Member’s duly authorized representative at any and all reasonable times during normal business hours for any purpose reasonably related to such Member’s interest as a Member

8.4.3 The following shall be provided to each Member within ninety (90) days after the close of each Fiscal Year: (i) a copy of the Company’s federal, state, and local tax returns, and (ii) such other information as the Company shall prepare with respect to its business and financial condition.

8.5 Annual Accounting Period. The annual accounting period of the Company shall be the Fiscal Year.

8.6 Compliance with Lender Covenants and Reporting Requirements. If the Company or a Facility LLC obtains financing from a Lender, then each Member shall comply with any and all covenants in all agreements and instrument relating to such financing to which it is a party or is bound.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1 Development Agreement. Simultaneous with the execution of this Agreement, the Members shall execute a Development Agreement (the “Development Agreement”), in the form attached hereto as Exhibit D, which addresses, among other things, (i) solicitation of external biodiesel research and development funding; (ii) biodiesel production technology development and improvement; (iii) meeting biodiesel fuel specifications; (iv) support of Blue Sun in qualifying its biodiesel fuel as a recommended fuel for vehicle and engine OEM’s; (v) risk management of feedstock procurement and B100 (hereinafter defined) sales, and (vi) quality assurance and quality control so as to meet Blue Sun’s fuel specifications; and which shall include the following terms and conditions, among others:

9.1.1 Each Facility shall have “Blue Sun” as part of its name.

9.1.2 The Company shall be primarily responsible for securing the best pricing for the feedstock needs of the Facilities; provided, however, that Blue Sun shall have the right of first refusal to supply the Facilities with the requisite feedstock oils, so long as the use of Blue Sun’s feedstock oils will allow the Facilities to meet the fuel specifications of B100 purchasers without material additional effort or expense and are competitively priced when compared to other suitable feedstock providers.

9.1.3 The Facilities in Clovis, New Mexico, and Colorado, shall be constructed, operated and maintained by a limited liability company of which the Company will be the sole member and manager. With respect to any other Facilities, the Company shall own at least a majority of the voting and equity interests and be manager, and no other Person that provides engineering services shall have an equity interest without ARES’ prior written consent, which may be given or withheld its sole and absolute discretion.

9.2 License Agreement(s). Simultaneous with the execution of this Agreement, the Members shall execute one or more License Agreements, each substantially in the form attached hereto as Exhibit E.

9.3 Assurances. The Management Committee shall execute all certificates and other documents and shall do all such filing, recording, publishing, and other acts as the Management Committee deems appropriate to comply with the requirements of the Act for the formation and operation of the Company and to comply with any laws, rules, and regulations relating to the acquisition, operation, or holding of the property of the Company.

9.4 Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively a “notice”) required or permitted under this Agreement must be in writing and either delivered personally or sent by certified or registered mail, postage prepaid, return receipt requested. Any notice to be given hereunder by the Company shall be given by the Management Committee. A notice must be addressed to an Interest Holder at the Interest Holder’s last known address as reflected on the records of the Company. A notice to the Company must be addressed to the Company’s principal office. A notice delivered personally shall be deemed given only when acknowledged in writing by the person to whom it is delivered. A notice that is sent by mail shall be deemed to be given three (3) business days after it is mailed. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices and, thereafter, notices are to be directed to those substitute addresses or addressees.

9.5 Deadlock Resolution. If a deadlock occurs with respect to any vote required on any matter under this Agreement, including, but not limited to, decisions of the Management Committee, the Members and/or the members of the Management Committee, as the case may be, shall exercise their respective best efforts to resolve the deadlock. In the event said deadlock cannot be resolved by and amongst the Members and/or the members of the Management Committee, any Member or member of the Management Committee may notify the other Members or members of the Management Committee, as applicable, in writing (the “Deadlock Resolution Notice”) of its intent to select a neutral third party to assist in the resolution of such dispute (the “Mediator”). The Deadlock Resolution Notice shall include the name of a proposed third party to serve as the Mediator. Within ten (10) days after delivery of the Deadlock Resolution Notice, the receiving parties shall either concur with the proposed selection or shall propose the name of an alternate Mediator. In the event the receiving parties do not concur with the initiating party’s selection and the initiating party does not concur with the selection of the alternate Mediator within ten (10) days, the two proposed Mediators shall select a third Mediator, which selection shall be binding on the parties. All costs attendant to the deadlock resolution process shall be shared equally by the Members or members of the Management Committee, as applicable. The Mediator is, by this Agreement, directed to conduct such investigations, inquiries and/or conferences as he or she shall deem reasonably necessary to resolve the deadlock within sixty (60) days after delivery of the Deadlock Resolution Notice (“Deadlock Resolution Period”). The parties to the deadlock shall reasonably cooperate with the Mediator to effectuate such a resolution.

9.6 Arbitration of Disputes. If there is a dispute, claim or controversy arising out of or relating to this Agreement, including, but not limited to, a dispute arising from an unresolved deadlock, or the breach, enforcement, interpretation or validity of this Agreement (a “Dispute”), and in the case of an unresolved deadlock, subject to exhaustion of the procedures set forth in Section 9.5 hereof, then the Dispute shall be finally resolved and determined exclusively by binding arbitration in accordance with the Comprehensive Arbitration Rules and Procedures of JAMS. Either Member may commence arbitration by sending a written demand for arbitration to the other Member. Such demand shall set forth the nature of the matter to be resolved by arbitration. If arbitration is commenced by ARES, then Blue Sun may designate a location in the

United States where the arbitration will be conducted. If arbitration is commenced by Blue Sun, then ARES may designated a location in the United States where the arbitration will be conducted. The substantive law of the State of Delaware shall be applied by the arbitrator to the resolution of the Dispute. Initially, the Members shall share equally all costs of arbitration. The prevailing party shall be entitled to reimbursement of attorney fees, costs, and expenses incurred in connection with the arbitration. All decisions of the arbitrator shall be final, binding, and conclusive on all parties. Judgment may be entered upon any such decision in accordance with applicable law in any court having jurisdiction thereof. The arbitrator (if permitted under applicable law) or such court may issue a writ of execution to enforce the arbitrator’s decision.

9.7 Complete Agreement. This Agreement constitutes the complete and exclusive statement of the agreement between the Members with respect to its subject matter. It supersedes all prior written and oral statements, including any prior representation, statement, condition, or warranty. Except as expressly provided otherwise herein, this Agreement may not be amended without the written consent of both Members.

9.8 Applicable Law. All questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal law, not the law of conflicts, of the State of Delaware.

9.9 Section Titles. The headings herein are inserted as a matter of convenience only and do not define, limit, or describe the scope of this Agreement or the intent of the provisions hereof.

9.10 Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective successors and permitted assigns.

9.11 Counterparts. This Agreement may be executed in counterparts and the signature and acknowledgement pages combined to form and constitute one instrument. All such counterpart signature pages have the same force and effect as though all of the signers had signed a single signature page.

[Signature Page Follows]

[Signature Page for LLC Agreement of ARES BLUE SUN DEVELOPMENT, LLC]

IN WITNESS WHEREOF, the Members have signed this Agreement as of the date first set forth above.

ARES CORPORATION, a California corporation	BLUE SUN BIODIESEL, LLC, a Colorado limited liability company

By:	By:
Name:	Name:
Its:	Its:

EXHIBIT A

MEMBER NAMES, ADDRESSES, EIN, PERCENTAGES,

AND INITIAL CAPITAL CONTRIBUTIONS

MEMBER	PERCENTAGE	INITIAL CAPITAL CONTRIBUTION
		Estimated Value of Services & Expenses	Cash	Total
ARES Corporation 1440 Chapin Avenue, Suite 390 Burlingame, CA 94010 EIN: 94-3161428	50%	$2,493,000	$2,541,000	$5,034,000

Blue Sun Biodiesel, LLC 1400 W. 122nd Avenue, Suite 100 Westminster, CO 80234 EIN: 20-0453496	50%	$0.00	$5,034,000	$5,034,000

EXHIBIT B-1

ARES FORM OF PROFESSIONAL SERVICES AGREEMENT

EXHIBIT B-2

BLUE SUN FORM OF PROFESSIONAL SERVICES AGREEMENT

EXHIBIT C

ALLOCATIONS FOR INCOME TAX PURPOSES

C1. Allocations. Except as otherwise provided in Section C2, Profits and Losses for any Fiscal Year shall be allocated among the Members in such a manner that, as of the end of such Fiscal Year, the sum of (i) the Capital Account of each Member, (ii) such Member’s share of Minimum Gain (as determined according to Treasury Regulation Section 1.704-2(g)) and (iii) such Member’s partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)) shall be equal to the respective net amounts, positive or negative, which would be distributed to them or for which they would be liable to the Company under this Agreement, determined as if the Company were to (i) liquidate the assets of the Company for an amount equal to their Book Value and (ii) distribute the proceeds of liquidation pursuant to Section 4.1 and 7.2.

C2. Special Allocations.

a. Losses attributable to partner nonrecourse debt (as defined in Treasury Regulation Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulation Section 1.704-2(i). If there is a net decrease during a taxable year in partner nonrecourse debt minimum gain (as defined in Treasury Regulation Section 1.704-2(i)(3)), Profits for such taxable year (and, if necessary, for subsequent taxable years) shall be allocated to the Members in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(i)(4).

b. Nonrecourse deductions (as determined according to Treasury Regulation Section 1.704-2(b)(1)) for any taxable year shall be allocated to each Member, ratably among such Members based upon the Percentage held by each such Member immediately prior to such allocation. Except as otherwise provided in Section C2.a, if there is a net decrease in the Minimum Gain during any taxable year, each Member shall be allocated Profits for such taxable year (and, if necessary, for subsequent taxable years) in the amounts and of such character as determined according to Treasury Regulation Section 1.704-2(f). This Section C2.b is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulation Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

c. If any Member that unexpectedly receives an adjustment, allocation or distribution described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) has an Adjusted Capital Account Deficit as of the end of any taxable year, computed after the application of Sections C2.a and C2.b but before the application of any other provision of this Exhibit C, then Profits for such taxable year shall be allocated to such Member in proportion to, and to the extent of, such Adjusted Capital Account Deficit. This Section C2.c is intended to be a qualified income offset provision as described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

d. Losses shall not be allocated to a Member if such allocation of Losses would cause the Member to have an Adjusted Capital Account Deficit. Losses that cannot be allocated to a Member shall be allocated to the other Member; provided, however, that, if no Member may be allocated Losses due to the limitations of this Section C2.d, Losses shall be allocated to all Members in accordance with their respective Percentages.

e. If, and to the extent that, any Member is deemed to recognize any item of income, gain, loss, deduction or credit as a result of any transaction between such Member and the Company pursuant to Code Sections 1272-1274, 7872, 483, 482 or any similar provision now or hereafter in effect, and the Management Committee determines that any corresponding Profit or Loss of the Company should be allocated to the Member who recognized such item in order to reflect the Member’s economic interests in the Company, then the Management Committee may so allocate such Profit or Loss.

C3. Tax Allocations.

a. The income, gains, losses, deductions and credits of the Company will be allocated, for federal, state and local income tax purposes, among the Members in accordance with the allocation of such income, gains, losses, deductions and credits among the Members for computing their Capital Accounts; except that if any such allocation is not permitted by the Code or other applicable law, the Company’s subsequent income, gains, losses, deductions and credits will be allocated among the Members so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

b. Items of Company taxable income, gain, loss and deduction with respect to any property contributed to the capital of the Company shall be allocated among the Members in accordance with Code Section 704(c), using such method as is determined by the Management Committee, so as to take account of any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Value.

c. If the Book Value of any Company asset is adjusted pursuant to Section C6.c, subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Book Value in the same manner as under Code Section 704(c).

d. Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Members according to their interests in such items as determined by the Management Committee taking into account the principles of Treasury Regulation Section 1.704-1(b)(4)(ii).

e. Allocations pursuant to this Section C3 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profits, Losses, Distributions or other Company items pursuant to any provision of this Agreement.

C4. Curative Allocations. The allocations set forth in Sections C2.a through C2.d (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Members intend to allocate Profit and Loss of the Company or make Company distributions. Accordingly, notwithstanding the other provisions of this Article IV, but subject to the Regulatory Allocations, income, gain, deduction, and loss shall be reallocated among the Members so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Members to be in the amounts (or as close thereto as possible) they would have been if Profit and Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Members anticipate that this will be accomplished by specially allocating other Profit and Loss (and such other items of income, gain, deduction and loss) among the Members so that the net amount of the Regulatory Allocations and such special allocations to each such Member is zero.

C5. Indemnification and Reimbursement for Payments on Behalf of a Member. If the Company is obligated to pay any amount to a Governmental Entity (or otherwise makes a payment to a Governmental Entity) that is specifically attributable to a Member or a Member’s status as such (including federal withholding taxes, state personal property taxes, and state unincorporated business taxes), then such Person shall indemnify the Company in full for the entire amount paid (including interest, penalties and related expenses). The Management Committee may offset Distributions to which a Person is otherwise entitled under this Agreement against such Person’s obligation to indemnify the Company under this Section C5. A Member’s obligation to make contributions to the Company under this Section C5 shall survive the termination, dissolution, liquidation and winding up of the Company, and for purposes of this Section C5, the Company shall be treated as continuing in existence. The Company may pursue and enforce all rights and remedies it may have against each Member under this Section C5, including instituting a lawsuit to collect such contribution with interest calculated at a rate equal to the Prime Rate plus three percentage (3%) points per annum (but not in excess of the highest rate per annum permitted by law).

C6. Definitions of Terms Used in Exhibit C.

a. “Book Value”, as used in this Exhibit C, means, with respect to any Company property, the Company’s adjusted basis for federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulation Section 1.704-1(b)(2)(iv)(d)-(g).

b. “Adjustable Capital Account Deficit” means with respect to any Capital Account as of the end of any Taxable Year, the amount by which the balance in such Capital Account is less than zero. For this purpose, such Person’s Capital Account balance shall be

i. reduced for any items described in Treasury Regulation Section 1.704-1(b)(2)(ii)(d)(4), (5), and (6), and

ii. increased for any amount such Person is obligated to contribute or is treated as being obligated to contribute to the Company pursuant to Treasury Regulation Section 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

c. “Profit” means items of Company income and gain and “Losses” means items of Company loss and deduction; and for purposes of computing the amount of any item of Company income, gain, loss or deduction to be allocated pursuant to Exhibit C and to be reflected in the Capital Accounts, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided that:

i. The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulation Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for federal income tax purposes.

ii. If the Book Value of any Company property is adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

iii. Items of income, gain, loss or deduction attributable to the disposition of Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

iv. Items of depreciation, amortization and other cost recovery deductions with respect to Company property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the property’s Book Value in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

v. To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

d. “Governmental Entity” means the United States of America or any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.

e. “Fiscal Year” means the Company’s annual accounting period, as set forth in Section 8.5.

EXHIBIT D

DEVELOPMENT AGREEMENT

EXHIBIT E

LICENSE AGREEMENTS